UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 30, 2002
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2200

This Current Report on Form 8-K contains a total of 3 pages.

Item 9. Regulation FD Disclosure

Richardson Posts Profitable First Quarter of Fiscal 2003

LaFox, IL, Monday September 30, 2002: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for the first quarter of fiscal 2003, which ended August 31, 2002. Revenues in the first quarter of 2003 were $108.6 million, an increase of 3.8% from the previous year. Revenue from continuing operations, excluding the sale of Medical Glassware, increased 7.4% from the prior year. Net earnings were $0.3 million, or $0.02 per share, compared to a net loss of $0.4 million, or a loss of $0.03 per share for the same quarter last year.

Gross margins were 25.0%, compared to 24.9% in the fourth quarter of fiscal 2002, and 25.3% in the prior year. The stability in gross margins is the direct result of the broad product offering and continued emphasis on engineered solutions.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said, “We are pleased with our ability to remain profitable in a difficult economic environment. Regional revenue growth, particularly in Asia Pacific, has helped offset declines in other regions. Margin pressure in the Wireless market has been mitigated by strength in our other business units, coupled with higher value added from engineered solutions.”

Mr. Richardson concluded, “Bookings in the fiscal first quarter of 2003 were up 3% sequentially, driven primarily by strength in Wireless and Asia Pacific. Our design wins continue to be strong, but the uncertain outlook for the economy has delayed volume consumption. We believe our business model will continue to promote stability in the short term, and continued growth, through market share gains.”

On Tuesday, October 1, 2002 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 800-450-0819 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on October 1, 2002 through December 20, 2002. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 653273.

This release includes certain “forward looking” statements as defined by the SEC. Such statements are not guarantees of future performance since the company's operations involve risks and uncertainties and actual results may differ materially from predictions. Reference is made to the company's Form 10-Q's and 10-K's for a summary of some of the risks that may affect the company's performance.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations First Quarter Fiscal 2003, Ended August 31, 2002 (in thousands, except per share amounts) (unaudited)
	Three Months
	FY 2003	FY 2002
Net sales	$ 108,614	$ 104,681
Cost of products sold	81,460	78,207
Gross margin	27,154	26,474
Selling, general and administrative expense	24,246	23,542
Operating income	2,908	2,932
Other expenses, net	2,464	3,488
Income (loss) before income taxes	444	(556)
Income (benefit) taxes	160	(202)
Net income (loss)	$ 284	$ (354)
Net income (loss) per share - basic: Net income (loss) per share	$ 0.02	$ (.03)
Average shares outstanding	13,781	13,526
Net income (loss) per share - diluted: Net income (loss) per share	$ 0.02	$ (.03)
Average shares outstanding	14,137	13,526
Dividends per common share	$ .04	$ .04

Richardson Electronics, Ltd. Sales and Gross Margin First Quarter Fiscal 2003, Ended August 31, 2002 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
First Quarter RFWC IPG SSD DSG MSG Corporate	$ 51,801 18,762 22,407 13,289 599 1,756	$ 44,463 18,784 20,389 14,862 4,076 2,107	16.5% -0.1% 9.9% -10.6% -85.3%	$ 11,884 6,411 5,434 3,603 156 (334)	22.9% 34.2% 24.3% 27.1% 26.0%	$ 11,190 6,397 4,785 3,708 933 (539)	25.2% 34.1% 23.5% 24.9% 22.9%
Total	$108,614	$104,681	3.8%	$ 27,154	25.0%	$ 26,474	25.3%
Excluding MSG	$108,015	$100,605	7.4%	$ 26,998	25.0%	$ 25,541	25.4%

By Area:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
First Quarter N. America Europe Asia/Pacific L. America Other Corporate	$ 60,598 22,440 17,333 5,067 1,420 1,756	$ 60,228 20,775 13,074 6,707 1,790 2,107	0.6% 8.0% 32.6% -24.5% -20.7%	$ 15,638 5,953 4,216 1,291 390 (334)	25.8% 26.5% 24.3% 25.5% 27.5%	$ 15,603 5,689 3,395 1,881 445 (539)	25.9% 27.4% 26.0% 28.0% 24.9%
Total	$ 108,614	$104,681	3.8%	$ 27,154	25.0%	$ 26,474	25.3%
Fiscal 2002 data has been reclassified to conform with the current presentation.